Filed Pursuant to Rule 424(b)(5)

Registration No. 333-287708

Prospectus Supplement

(To Prospectus Supplements dated July 17, 2025 and May 30, 2025, to Prospectus dated May 30, 2025)

PROSPECTUS

SharpLink Gaming, Inc.

Up to $5,000,000,000 of Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated May 30, 2025 (the “Base Prospectus”), filed with the Securities and Exchange Commission as part of our registration on Form S-3 (File No. 333-287708) (the “Registration Statement”), as previously supplemented by our prospectus supplements, dated May 30, 2025 and July 17, 2025 (such prospectus supplements the “ATM Prospectuses,” and together with the Base Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms of that certain Sales Agreement, dated May 30, 2025, as amended on July 17, 2025, between the Company and A.G.P./Alliance Global Partners (the “Sales Agent” or “A.G.P.”) (the “Sales Agreement”). This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to reflect the amendment and restatement, on August 19, 2025, of the Sales Agreement to, among other things, add B. Riley Securities, Inc. (“B. Riley Securities”), Canaccord Genuity LLC (“Canaccord Genuity”), Citizens JMP Securities, LLC (“Citizens Capital Markets”) and SG Americas Securities, LLC (“SOCIETE GENERALE”) as additional sales agents. Bernstein Institutional Services LLC is serving as a selling agent on behalf of SOCIETE GENERALE and providing execution support to SOCIETE GENERALE under the Sales Agreement. Each reference to the terms “Sales Agent” and “A.G.P.” in the Prior Prospectus are hereby amended to refer to “Sales Agents” and include A.G.P, B. Riley Securities, Canaccord Genuity, Citizens Capital Markets, SOCIETE GENERALE, and each reference to the term “Sales Agreement” in the Prior Prospectus is hereby amended to refer to the amended and restated sales agreement effective as of the date of this Prospectus Supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SBET.” On August 19, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $18.38 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of the Prior Prospectus and under similar headings in the documents incorporated by reference into the Prior Prospectus and the accompanying Base Prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

A.G.P.	B. Riley Securities	Canaccord Genuity

Citizens Capital Markets		SOCIETE GENERALE

The date of this prospectus supplement is August 20, 2025